Exhibit 99.1

Media Contact:	Investor Contact:
Barbara Henderson	Frank Lamberti
Vice President Global Corp. Comm.	Vice President Investor Relations
(310) 410-9600 ext. 32736	(310) 410-9600 ext. 32280

HERBALIFE LTD. ANNOUNCES RECORD NET SALES OF $372.1 MILLION

Net Income Rose 83.3 percent to $27.5 Million Excluding Recapitalization Expenses

LOS ANGELES, May 2, 2005 — Herbalife Ltd. (NYSE:  HLF) today reported record first quarter net sales of $372.1 million, an increase of 14.8 percent compared to the prior year as the number of new Distributor Supervisors increased 10.4 percent vs. 2004.  The company’s regions, Asia Pacific, the Americas, and Europe, achieved net sales growth of 30.0 percent, 26.4 percent, and 5.8 percent, respectively, while Japan’s net sales declined 10.1 percent during the first quarter.  Michael O. Johnson, the company’s chief executive officer said, “The sales increase in the first quarter exceeded our expectations, including the U.S., which reported a net sales increase of 4.4 percent vs. 2004.”  Additionally, the company added 15 new members to its high-level President’s Team during the first quarter of 2005 bringing the total to 777.

Excluding the effect of recapitalization transaction expenses in the first quarters of 2005 and 2004, the company’s first quarter net income rose 83.3 percent to $27.5 million compared to $15.0 million in 2004.  Johnson said, “Higher than expected net sales combined with lower than expected SG&A spending, and earlier than anticipated tax benefits related to our corporate restructuring, contributed to the strong performance.”  Including the pre-tax recapitalization expenses of $14.2 million and $15.4 million in the first quarters of 2005 and 2004, respectively, the company reported net income of $13.3 million, or 19 cents per diluted share compared to a loss of $0.5 million, or one cent per diluted share in 2004.

First Quarter Highlights

In the first quarter, Herbalife rolled out its ShapeworksTM weight-management program in Japan, Jamaica and parts of Eastern Europe.   The company’s NiteworksTM product was introduced in Taiwan in the first quarter.  ShapeworksTM Formula 1 and NiteworksTM were the company’s No. 1 and No. 10 products, respectively, in the first quarter.

The company also continued its global expansion of the Nutrition Club party-planning concept into India, South Africa, Jamaica, Brazil, Indonesia, the Philippines, and Bolivia, while expanding its current presence in Mexico.  Additionally, the Total Plan program was rolled out in parts of Europe, Asia Pacific, and the Americas.  Formal training programs have been developed for this lead-generation program and the reception by distributors continues to be positive.  Greg Probert, the company’s chief operating officer said, “We are pleased with the acceptance of these programs, and we will continue to nurture and globalize these innovative distributor concepts.”

Herbalife continued to motivate and strengthen teamwork amongst its distributor leadership.  For example, in February, the company hosted a series of meetings where U.S. President’s Team members jointly developed their goals and objectives for 2005.  Johnson said, “With more than 70 percent of the President’s Team in attendance, we introduced a President’s Team promotion, which is intended to stimulate sales and reinforce teamwork.”

In support of the company’s branding initiative, Herbalife was a main sponsor of the Toray Pan Pacific Open Tennis Tournament in Japan.  The courtside signage generated over 19 million impressions, and more than 15,000 spectators sampled ShapeworksTM  shakes.  In the U.S., the company entered into an agreement with the AVP Pro Beach Volleyball Tour, naming its new LIFTOFF™ product as the official energy drink of the tour.  LIFTOFF™, a dietary supplement, is a portable, effervescent energy tablet that dissolves in water.  These types of marketing initiatives are intended to enhance brand awareness as Herbalife continues targeting new segments of the market, both from a consumer and product standpoint.

The company continued to strengthen its management team with the addition of Melanie Hayden as general manager of Herbalife Canada.  Additionally, the company opened its China headquarters in Shanghai.  Along with the company’s manufacturing facility in Suzhou, Herbalife now employs approximately 95 people in China.

During the first quarter, the company invested $4.4 million in capital expenditures, primarily related to the roll out of Oracle and the development of Internet applications.  This was less than expected primarily due to timing of projects and the delay of the expansion in China.

As a final component of the initial public offering and recapitalization of December 2004, the company completed its redemption of $110 million, or 40 percent of the outstanding principal amount of its 9½ percent notes due April 1, 2011.  This transaction was consummated on February 4, 2005 at a pre-tax expenses of $14.2 million.  The company also maintains a $200 million term loan that can be prepaid, at any time, with excess cash from operations.

Regional Performance

Europe, the company’s largest region, reported net sales of $144.6 million in the first quarter, up 5.8 percent vs. 2004.    Excluding currency fluctuations, net sales increased 0.4 percent due to the 2004 Billion Dollar Challenge promotion that was not repeated this year.  Total supervisors for the first quarter decreased 6.8 percent vs. 2004.  Probert said, “We believe Europe will have difficult comparatives through the second quarter after which time we expect to report more favorable year-over-year sales results.”

The Americas reported net sales of $140.6 million in the first quarter, up 26.4 percent vs. 2004 due to strong performance in Brazil, up 52.9 percent, Mexico, up 71.8 percent and growth in the company’s largest country, the U.S., up 4.4 percent.  “The increase in the U.S. exceeded our expectations, but is consistent with the improvement we have experienced in other markets where we have aligned solid country management with a regional focus to stimulate distributor activity,” said Probert.  Total supervisors in the region increased 17.9 percent vs. 2004.

Asia Pacific reported net sales of $60.0 million in the first quarter, up 30.0 percent vs. 2004 due to strong sales in Taiwan, up 55.5 percent, Korea, up 15.6 percent and Hong Kong, up 14.9 percent.  Excluding currency fluctuations, net sales increased 23.8 percent.  Total supervisors for the first quarter increased 20.4 percent vs. 2004.

Japan reported net sales of $26.9 million in the first quarter, down 10.1 percent vs. 2004.  Excluding currency fluctuations, net sales decreased 12.5 percent.  Probert said, “While Japan remains a challenge for us, we are encouraged by the decelerating rate of sales decline reflecting the results of numerous initiatives that have been underway for several months.  The attendance of 1,800 Japanese distributors at our 25th Anniversary Extravaganza in Atlanta indicates a resurgence of excitement among Japanese distributors.”  Total supervisors declined 29.7 percent vs. 2004.

2005 Key Initiatives and Earnings Per Share Guidance

The company remains committed to executing its five key strategies in the areas of distributors, consumers, products, China expansion, and infrastructure.  The plans for investment in these key areas are progressing according to management’s expectations.  The company expects to test its direct-to-consumer platform during the fourth quarter, which will allow consumers to purchase products directly from the company while preserving the existing relationship between distributors and customers.  Johnson said, “The direct-to-consumer platform will provide consumers with immediate access to our products and allow distributors to leverage our infrastructure, while they focus on retailing our products, and recruiting and retaining distributors.”  The company launched two new products at its 25th Anniversary Extravaganza in Atlanta in April; LIFTOFF™ energy drink tablets and the NouriFusion™ skin care line, reflecting ongoing execution of the company’s product strategy to maintain a pipeline filled with new, exciting products that enhance its portfolio.  “We are very excited about LIFTOFF™, as it allows the company to enter the high-growth energy drink category enabling our distributors to recruit younger segments of the market, which is an integral part of our distributor strategy,” Johnson said.  The company has also developed a bridge plan to expand its presence in China.  The company views China as an opportunity for future growth and will continue to invest in its manufacturing capabilities, infrastructure, hiring of key staff members, and licensing of new products to support this market expansion.

The company provided 2005 EPS guidance range of 19 cents per share to 21 cents per share for its second quarter, primarily reflecting the higher SG&A expenses related to the 25th Anniversary Extravaganza and the tax impact of restructuring the ownership of the company’s China subsidiary within the global organization.  The  company raised its full year EPS guidance range to $1.20 to $1.25 per share, excluding $14.2 million of pre-tax expenses associated with the claw-back of its 9½ percent Notes during the first quarter, primarily reflecting the strong first quarter performance coupled with sustained improvement in its effective tax rate.

First Quarter Earnings Call

The company also announced that its first quarter 2005 earnings conference call will be conducted on May 3, 2005 at 9 a.m. P.D.T.  The conference call numbers are (866) 234-7394 for domestic calls and (703) 639-1113 for calls made from outside the United States.  Additionally, the conference call will be webcast.  The link to the webcast can be obtained on the Investor Relations section of the company’s Web site at www.Herbalife.com.

About Herbalife Ltd.

Herbalife is a global network marketing company offering a range of science-based weight management products, nutritional supplements and personal care products intended to support weight management and a healthy lifestyle.  (HLFE)

Disclosure Regarding Forward-Looking Statements

Except for historical information contained herein, the matters set forth in this press release are “forward-looking statements.”  All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including any projections of earnings, revenue or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements concerning proposed new services or developments; any statements regarding future economic conditions or performance; any statements of belief; and any statements of assumptions underlying any of the foregoing.  Forward-looking statements may include the words, “may,” “will,” “estimate,” “intend,” “continue,” “believe,” “expect,” or “anticipate” and any other similar words.

 Although we believe that the expectations reflected in any of our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements.  Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties, such as those disclosed in this press release.  Important factors that could cause our actual results, performance and achievements, or industry results to differ materially from estimates or projections contained in forward-looking statements include, among others, the following:

•                  our relationships with, and our ability to influence the actions of, our distributors;

•                  adverse publicity associated with our products or network marketing organization;

•                  changing consumer preferences and demands;

•                  the competitive nature of our business;

•                  regulatory matters governing our products and network marketing program;

•                  risks associated with operating internationally, including foreign exchange risks;

•                  our dependence on increased penetration of existing markets;

•                  contractual limitations on our ability to expand our business;

•                  our reliance on our information technology infrastructure and outside manufacturers;

•                  the sufficiency of trademarks and other intellectual property rights;

•                  product concentration;

•                  our reliance on our management team;

•                  product liability claims;

•                  uncertainties relating to the application of transfer pricing and similar tax regulations; and

•                  taxation relating to our distributors.

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Herbalife Ltd

Consolidated Statements of Operations

(In thousands, except per share data)

	Quarter Ended
	3/31/2004	3/31/2005

Europe	$136,729	$144,599
The Americas	111,229	140,564
Asia/Pacific Rim	46,152	59,984
Japan	29,942	26,913
Worldwide net sales	324,052	372,060
Cost of Sales	63,618	75,737
Gross Profit	260,434	296,323
Royalty Overrides	115,856	135,168
SGA	107,840	110,029
Operating Income	36,738	51,126
Interest Expense - net	27,373	22,202
Income before income taxes	9,365	28,924
Income Taxes	9,849	15,648
Net (Loss) Income	(484)	13,276

Basic Shares	52,035	68,643
Diluted Shares	52,035	71,714

Basic EPS	$(0.01)	$0.19
Diluted EPS	$(0.01)	$0.19

Herbalife Ltd.

Consolidated Balance Sheets

(In thousands)

	December 31, 2004	March 31, 2005
ASSETS
Current Assets:	$201,577	$103,744
Cash & cash equivalents	71,092	69,100
Inventory, net	97,244	110,335
Other current assets	369,913	283,179
Total Current Assets

Property and equipment, net	55,390	54,777
Other Assets	26,869	26,742
Intangible assets, net	329,012	323,589
Goodwill	167,517	167,517

Total Assets	$948,701	$855,804

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Accounts payable	24,457	28,837
Royalty Overrides	85,304	84,175
Accrued expenses	114,243	105,962
Current portion of long term debt	120,291	11,402
Other current liabilities	27,174	36,284
Total Current Liabilities	371,469	266,660

Long-term debt, net of current portion	365,926	364,553
Other long-term liabilities	146,964	144,762
Total Liabilities	884,359	775,975

Shareholders' equity:
Common shares	137	137
Preferred shares	—	—
Additional paid in capital	74,593	76,198
Accumulated other comprehensive income	3,923	4,529
Accumulated deficit	(14,311)	(1,035)
Total Shareholders' Equity	64,342	79,829

Total liabilities and shareholders' equity	$948,701	$855,804

Herbalife Ltd.

Supervisors by Market

Region	Mar. 31 2004	Mar. 31 2005	% Chg

The Americas	79,956	94,270	18%
Europe	73,864	68,810	-7%
Asia/Pacific Rim	33,712	40,588	20%
Japan	14,463	10,165	-30%
Worldwide	201,995	213,833	6%

Herbalife Ltd.

Volume Points by Market

(In millions)

	Quarter Ended
Region	03/31/04	03/31/05	% Chg

The Americas	182.6	224.5	23%
Europe	153.1	144.9	-5%
Asia/Pacific Rim	58.1	72.4	25%
Japan	22.4	18.8	-16%
Worldwide	416.2	460.7	11%

Herbalife Ltd.

2005 Guidance

For Quarter Ending June 30, 2005

	Low	High

Net Sales Growth Rate vs. 2004	8.6%	10.2%
Gross Profit % Net Sales	79.5%	79.7%
Royalty Overrides % Net Sales	35.6%	35.8%
SGA % Net Sales	33.5%	34.2%
Operating Income % Net Sales	9.5%	10.6%
Interest Income/(Expense) ($ mm's)	$(6.8)	$(7.1)
Effective Tax Rate(1)	36.0%	37.0%
EPS(2)	$0.19	$0.21
Capex ($mm's)	$10.0	$15.0

(1)	Excludes approximately $4.7 million unfavorable tax impact of restructuring the ownership of the company's China subsidiary within the global organization.
(2)	Includes approximately $4.7 million unfavorable tax impact of restructuring the ownership of the company's China subsidiary within the global organization.

Herbalife Ltd.

2005 Guidance

For Year Ending December 31, 2005

	Low	High

Net Sales Growth Rate vs. 2004	9.6%	11.3%
Gross Profit % Net Sales	79.4%	80.0%
Royalty Overrides % Net Sales	35.6%	35.8%
SGA % Net Sales	31.8%	32.4%
Operating Income % Net Sales	11.2%	12.6%
Interest Income/(Expense) ($ mm's)(1)	$(28.0)	$(29.0)
Effective Tax Rate(1)(2)	36.0%	37.0%
EPS(1)(3)	$1.20	$1.25
Capex ($ mm's)	$35.0	$40.0

(1)	Excludes $14.2mm of costs associated with the 40% claw-back of the 9 1/2% Notes in the first quarter.
(2)	Excludes approximately $4.7 million unfavorable tax impact of restructuring the ownership of the company's China subsidiary within the global organization.
(3)	Includes approximately $4.7 million unfavorable tax impact of restructuring the ownership of the company's China subsidiary within the global organization.

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